Exhibit 3.59
THE WPC REVOCABLE TRUST, B.T.
Revocable Trust Agreement
NRS 89.070(1)
     This Trust Agreement is made on December 31, 2010, between Aurora LMC, LLC, a Nevada limited liability company (the ‘Trustor”); James C. New, of 11025 RCA Center Drive, Suite 300, Palm Beach Gardens, Palm Beach County, Florida; Martin J. Stefanelli, of 11025 RCA Center Drive, Suite 300, Palm Beach Gardens, Palm Beach County, Florida; and Gregg Manson, M.D., of 1350 Stardust St # D Reno, Nevada (the “Trustees”) for the purpose of enabling the Trustees to hold and manage the trust estate and to carry on business as provided below.
     The revocable trust created in this instrument may be referred to as “THE WPC REVOCABLE TRUST, B.T.” (this “Trust”). The Trustor intends that this Trust be treated as a “grantor Trust” under Internal Revenue Code Sections 671, 675, 676 and 677 during the Trustor’s existence, so that solely for federal income tax purposes, the Trustor is deemed the owner of the entire trust corpus and income. The Trustees declare that all property now held or acquired after the effective date of this declaration by them or their successors, in their capacity as trustees hereunder, and all income and profits from such property, shall be managed, administered, received, collected, disposed of, and distributed by them for the benefit of Aurora LMC, LLC as the designated beneficiary (the “Beneficiary”) of this instrument and any amendments to this instrument.
SECTION ONE
TRUST ESTATE
     The Trustor assigns, transfers, and conveys to the Trustees the property described in the attached Exhibit A, which is incorporated herein by reference, and the receipt of such property is acknowledged by the Trustees. The property shall be held by the Trustees in trust for the purpose described below.
SECTION TWO
PURPOSE
     The Trust is authorized to purchase or otherwise acquire the whole or any part of the business, property, or other assets of any person or company carrying on any business that any individual trustee of this Trust is authorized and empowered to conduct, including Nevada corporations incorporated to provide professional medical services. Specifically, the Trust is authorized to purchase 100% of the capital stock of Western Pathology Consultants, Drs. Sweeney, Hayashi, Manson and Chaun, Ltd., a Nevada corporation (the “Western Pathology”). It is intended that the acquisition of 100% of the capital stock of Western Pathology be in compliance with NRS 89.070(1).

SECTION THREE
REVOCATION AND AMENDMENT
     The Trustor reserves the right at any time, by an instrument in writing delivered to the Trustees, to revoke or amend this Trust in whole or in part. The duties and liabilities of the Trustees shall under no circumstances be substantially increased by any amendment of this agreement except with their written consent.
     Gregg Manson, M.D., or a successor trustee licensed as a physician under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto) (the “Physician Trustee”), shall have the power to revoke this Trust in the event of a violation of either of (i) Nevada health care laws, including but not limited to the corporate practice of medicine doctrine, or (ii) the professional medical ethical guidelines.
     Upon revocation of the Trust, all property of the Trust, including the shares of stock of any business acquired by the Trust, shall revert and be transferred to the Trustor. Notwithstanding the foregoing, if upon revocation, the Trust property includes stock of Western Pathology, such stock shall, after obtaining necessary approvals, either (i) be sold to a third party in a manner compliant with Chapter 89 of the Nevada Revised Statutes and the proceeds of such sale shall be transferred to the Trustor or (ii) be transferred to a third party appointed by the Trustor in such a manner as to be compliant with NRS 89.070(1).
SECTION FOUR
DISPOSITION OF INCOME AND PRINCIPAL AND OTHER TRANSACTIONS
WITH THE TRUSTOR
     After paying the necessary expenses incurred in the management of the Trust estate, if any, the Trustees shall pay the net income of the Trust and distribute the principal of the Trust in the following manner:
     The Trustees shall pay the Beneficiary the net income of the Trust estate, in convenient installments or as the Beneficiary may direct from time to time, and shall distribute to the Beneficiary such part, or all, of the principal of the Trust estate as the Beneficiary may request in writing from time to time. Additionally, the Trustees, in the Trustees’ discretion, may at any time distribute to the Beneficiary such portion or portions of the principal of the Trust estate as the Trustees may deem necessary or advisable.
     Upon dissolution of the Trust, all property of the Trust, including the shares of stock of any business acquired by the Trust, shall revert and be transferred to the Trustor. Notwithstanding the foregoing, if upon revocation, the Trust property includes stock of Western Pathology, such stock shall, after obtaining necessary approvals, either (i) be sold to a third party in a manner compliant with Chapter 89 of the Nevada Revised Statutes and the proceeds of such sale shall be transferred to the Trustor or (ii) be transferred to a third party appointed by the Trustor in such a manner as to be compliant with NRS 89.070(1).
     The Trustor shall have the right, at any time exercisable in a non-fiduciary capacity, without the approval or consent of any person acting in a fiduciary capacity, to acquire any property then held in the Trust by substituting other property of an equivalent value.
     The Trustor shall have the right to borrow some or all of the Trust principal without providing any security for repaying the loan.
SECTION FIVE
NUMBER AND APPOINTMENT OF THE TRUSTEES
     There shall be three (3) Trustees. The Trustor appoints James C. New, of 11025 RCA Center Drive, Suite 300, Palm Beach Gardens, Palm Beach County, Florida; Martin J. Stefanelli, of 11025 RCA Center Drive, Suite 300, Palm Beach Gardens, Palm Beach County, Florida; and Gregg Manson, M.D., of 1350 Stardust St # D Reno, Nevada, as Trustees of this Trust.
     The Trustees named in this Trust instrument, by joining in the execution of it, accept the terms of the instrument and agree to perform all of the duties imposed and granted on all the terms and conditions as set forth in this instrument.
     The death, incapacity, resignation, or removal of any or all of the Trustees shall not terminate the Trust or in any way affect its continuity.
SECTION SIX
GENERAL POWERS, LIMITATIONS AND FUNCTIONS OF THE TRUSTEES
     Subject to the provisions of Section 7, in the administration of the Trust, the Trustees shall have the following powers, all of which shall be exercised in a fiduciary capacity and primarily in the interest of the Beneficiary:
     (a) Except as otherwise limited by this Trust Agreement, the Trustees shall have the powers set forth in Nevada Revised Statutes Sections 163.265 to 163.410 inclusive, except for N.R.S. Section 163.315.
     (b) The Trustees shall have absolute and exclusive control and management of, and the right to dispose of, the property, business, and affairs of the Trust in the same manner as if they were the absolute owners of such property, subject only to the specific limitations placed on their powers by this instrument.
     (c) The enumeration of powers contained in this Section 6 shall not be construed as limiting in any way the general powers conferred on the Trustees. They shall have all powers necessary, convenient, or appropriate to the purposes and ends of this Trust, and are authorized to take any action that they may deem proper to carry out such purposes.
     (d) The Trustees shall have the powers, among others, to purchase or otherwise acquire property, and to sell, exchange, lease, mortgage, pledge, or in any manner dispose, encumber, improve, or deal with the property of the Trust, or any part of such property or any interest in such property, on such terms and for such consideration and purposes as they deem proper.
     (e) The Trustees may engage in business, incur indebtedness, borrow or loan money with or without security, enter into contracts of all kinds, execute, accept, discount, negotiate, and deal in commercial paper and evidences of indebtedness, execute conveyances, mortgages, deeds of trust, leases, and any other instrument in writing, in each case, on behalf of the Trust; they may invest and reinvest the Trust funds, if any; they may compromise or settle any suits, claims, or demands, or waive or release any rights, relating to the Trust estate or business; and they may appoint and employ officers, agents, and attorneys.
     (f) The Trustees may sue and be sued and prosecute and defend any and all actions affecting the Trust or its business or property, either in the name of the Trust or in their own names.
     (g) The Trustees shall have power as principal, agent, or otherwise, for such consideration as they may deem proper, to purchase or otherwise acquire, hold, sell, exchange pledge, collect pay, underwrite, and in any manner deal in stocks, bonds, notes, certificates of indebtedness, debentures, mortgages (first or otherwise), bank acceptances, drafts, certificates of interest, securities, obligations, and in general any property or rights (legal or equitable) owned, held, created, or issued by or representing any interest in any corporation (including a Nevada corporation incorporated to provide medical services), business trust, trust, partnership, or other organization whether domestic or foreign, any individual, the United States of America or any of the several states or possessions or any political subdivisions or agencies of the same, or foreign governments or political subdivisions of such foreign governments.
     (h) The Trustees shall have full and exclusive power and authority to demand, sue for, claim, and receive any and all royalties, rents, bonuses, income, dividends, and payments due from the property held by the Trust, or from any other property conveyed to the Trust, and the Trustees shall have full and exclusive power and authority to hold, handle, operate, and manage the property, and to distribute the income and proceeds from such property, as provided in this instrument.
     (i) The Trustees shall acquire, hold, manage, sell, invest, and reinvest the shares of Western Pathology and collect the income from them, with full power and authority to vote the shares in any corporate matter together with any shares or property in which the principal of this Trust shall be invested, as the Trustees shall deem best in their absolute discretion. The Trustees shall have full and exclusive power and authority to perform any and all acts above-referenced and all and every act required to be done regarding the shares.
     Majority Decision. The concurrence of all of the Trustees shall not be necessary to the validity of any action taken by them, but the decision or action of a majority of the Trustees shall be conclusive and binding as the act and decision of the Trustees as a whole. Without limiting the generality of the foregoing, the action of a majority of the Trustees shall be required for the election of directors of Western Pathology. However, the Trustees that are not licensed as physicians under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto) shall abstain from any decision regarding the rendering of professional medical services. In such instances, the decision or action of a majority of the Trustees licensed as physicians under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto) shall be conclusive and binding as the act and decision of the Trustees as a whole.
     Operation of Business. In addition to all other powers granted to the Trustees by law or by this Trust instrument, the Trustees shall have the power to hold, retain, and operate, solely at the risk of the Trust estate, any business enterprise that may be transferred to the Trust estate, whether organized as a sole proprietorship, partnership, or corporation (including a Nevada corporation incorporated to provide medical services); to do and perform all acts that the Trustees in their collective and absolute discretion deem necessary or advisable in the operation of the business; and to dissolve, liquidate, or sell the business at such time and on such terms as the Trustees in their collective and absolute discretion deem in the best interest of the Trust estate. To the extent that a business acquired by the Trust is a professional medical corporation or other physician practice, only those Trustees licensed as physicians under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto) shall participate in any vote or decision making regarding the rendering of professional medical services.
SECTION SEVEN
RESTRICTIONS ON THE POWERS OF THE TRUSTEES
     With the exception of Gregg Manson, M.D., or a successor Physician Trustee licensed as a physician under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto), the Trustees shall not participate in, direct, control, or influence any decisions regarding the rendering of professional medical services of any employee and/or independent contractor of a professional medical corporation purchased and/or operated by the Trust, including without limitation Western Pathology. Any decisions regarding the rendering of professional medical services will solely be the province of Gregg Manson, M.D. or a similarly licensed successor.
SECTION EIGHT
DUTIES OF THE TRUSTEES
     It shall be the duty of the Trustees to faithfully and diligently administer this Trust as would diligent and prudent persons acting in their own behalf; to exercise prudence and economy in the business of the Trust; to act in good faith, and only for the best interests of the Trust; and, at the termination of the Trust, to render and to deliver all the properties and funds of the Trust.
SECTION NINE
REMOVAL, RESIGNATION, AND REPLACEMENT OF THE TRUSTEES
     The Trustees may be removed at any time by the Trustor by written notice to the Trustees. The Trustees shall not have the power to remove a Trustee from office. The Trustees may resign by providing at least sixty (60) days prior written notice to the Trustor. Until the accounts of a Trustee are settled and a Trustee is discharged, a Trustee shall continue to have all the powers and discretions granted to it under this agreement or conferred by law.
     In the event of any vacancy of the Trustees occurring by death, disability, removal, resignation, or for any other reason, the Trustor may by written instrument appoint a successor Trustee. The successor Trustee, on executing a written acceptance of the trusteeship and on the settlement of the accounts and discharge of the prior Trustee, shall be vested, without further act on the part of anyone, with all the estate, title, powers, duties, immunities, and discretions granted to the original Trustee.
     In the event of the death, disability, removal, resignation of Gregg Manson, M.D., following which there are no remaining Trustees that are licensed as a physician under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto), the Trustor will appoint a replacement Physician Trustee who must be licensed as a physician under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto) within ninety (90) days.
SECTION TEN
LIABILITY OF THE TRUSTEES
     No Trustee, agent, or other representative appointed pursuant to any provision of this Trust instrument shall be liable for any act or default on the part of any co-trustee, agent, attorney, employee, or representative.
     No Trustee licensed as a physician will be liable for a violation of Chapter 89 or Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto).
     No Trustee shall be liable for any negligence or error in judgment, or for any act or omission, except for his or her own willful breach of trust.
     No Trustee shall be required to give any bond or surety to secure the performance of the Trust. Every act or thing done or omitted, and every power exercised or obligation incurred by the Trustees or any of them in the administration of the Trust or in connection with any business, property, or concern of the Trust, whether ostensibly in their own names or in capacity as Trustee, shall be done, omitted, exercised, or incurred by them as Trustees and not as individuals.
     Every person contracting or dealing with the Trustees or having any debt, claim, or judgment against them or any of them shall look only to the funds and property of the Trust for payment or satisfaction. No Trustee shall ever be personally liable for or on account of any contract, debt, tort, claim, damage, judgment, or decree arising out of, or preservation of, the Trust estate or the conduct of any business of the Trust.
SECTION ELEVEN
REIMBURSEMENT AND INDEMNIFICATION OF THE TRUSTEES
     Each Trustee shall be indemnified by and reimbursed from the Trust estate for any personal liability, loss, damage or expense (including without limitation attorney’s fees and costs of litigation) incurred or suffered by him or her, including liability, loss or damage resulting from torts, in the administration of the Trust estate or in conducting any business or performing any act authorized or permitted by this Trust instrument or any amendment to this Trust instrument, except such as may arise from his or her own willful breach of trust; but such indemnity or reimbursement shall be limited to the Trust estate.
SECTION TWELVE
TRANSACTIONS WITH THIRD PERSONS
     No person or corporation dealing with any Trustee shall be required to investigate any Trustee’s authority for entering into any transaction or to administer the application of the proceeds of any transaction.
SECTION THIRTEEN
EMPLOYMENT OF AGENTS: EXPENSES OF THE TRUST
     The Trustees may employ agents, including counsel, and pay them reasonable compensation. The Trustees shall be entitled to reimbursement for such payments and for all other reasonable expenses and charges of the Trust out of principal or income, as the Trustees shall determine.
SECTION FOURTEEN
AMENDMENT BY THE TRUSTEES
     This Trust instrument may be amended by not less than a majority of the Trustees at any time by an instrument in writing signed by not less than a majority of the Trustees setting out the amendments; provided, however, that any amendment affecting the rights, duties and obligations of the Physician Trustee hereunder shall also require the approval of the Physician Trustee. This instrument and any amendments to it may be filed for record in such places as the Trustees may designate.
SECTION FIFTEEN
DURATION AND TERMINATION BY THE TRUSTEES
     Unless sooner terminated according to other provisions of hereunder, this Trust shall terminate on the last day on which the Trust could exist under applicable law. On termination of the Trust under this Section, its Trustees shall forthwith transfer all of the net assets then contained in such Trust (i) to the Trust’s income beneficiary at such time or, if there is no income beneficiary at such time, (ii) to the beneficiary to whom distributions of the income of such Trust might then properly be made (or, if there be more than one beneficiary, then to such beneficiaries according to their then respective apparent proportionate interests in such Trust as determined in the reasonable discretion of such Trustee).
     A majority of the Trustees may terminate and dissolve this Trust at any time.
     Upon the termination of this Trust for any reason, the Trustees shall liquidate the Trust estate, wind up its affairs, and dispose of its property and assets at public or private sales, and, after discharging all legal obligations of the Trust, shall distribute the proceeds to the Beneficiary.
     Any duties of the Trustees pursuant to this Section 15 shall be subject to those limitations set forth in the third paragraph of Section 4 of this Trust agreement.
SECTION SIXTEEN
DISTRIBUTION ON LIQUIDATION OF PROFESSIONAL CORPORATION
     In the event of the liquidation of Western Pathology, the Trustees may promptly collect or procure, pay over and deliver to the Trustor, or have assigned and set apart to the Trustor, such money or property as shall, at the time of the liquidation and after extinguishing all the liabilities of the liquidating corporation, be payable on, or represented by, the shares of stock in Western Pathology.
SECTION SEVENTEEN
GOVERNING LAW
     This Trust shall be governed and construed in all respects according to the laws of Nevada.

SECTION EIGHTEEN
BINDING EFFECT
     This agreement shall be binding on the Trustor and its successors and assigns and the Trustees and their successors and assigns. If any provision of this Trust Agreement is adjudged invalid or is unenforceable for any reason, the remaining provisions shall be carried into effect and shall be operative.
SECTION NINETEEN
COUNTERPARTS
     This Trust agreement may be executed in counterparts, each of which shall be deemed an executed original and all of which together shall constitute one and the same instrument.
[Signatures on the Following Page]

     The parties have executed this Trust instrument as of the day and year first above written,

TRUSTOR: AURORA LMC, LLC
By:	/s/ Martin J. Stefanelli
Martin J. Stefanelli
Chief Operating Officer

ACCEPTANCE BY THE TRUSTEES
     We certify that we have read the foregoing Revocable Trust Agreement and understand the terms and conditions upon which the Trust estate is to be held and managed by us as Trustees. We accept the Revocable Trust Agreement in all particulars and acknowledge receipt of the Trust property described in Exhibit A attached hereto, identified by our signatures.

/s/ James C. New	Sworn to and subscribed before me this December 30, 2010
James C. New

/s/ Jessica L. Hess
Notary Public

(Seal)

/s/ Martin J. Stefanelli	Sworn to and subscribed before me this December 30, 2010
Martin J. Stefanelli

/s/ Jessica L. Hess
Notary Public

(Seal)

/s/ Gregg Manson	Sworn to and subscribed before me this December 30, 2010
Gregg Manson, M.D.

/s/ Polly L. Davis
Notary Public

(Seal)
[Signature page to Trust Agreement]

EXHIBIT A
$10.00, as the initial principal contributed to the Trust by the Trustor, together with any contributions by the Trustor after
the date hereof for the purposes set forth in Section 2
Exhibit A